EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-100657, 333-104585 and 333-105658 of U.S.I. Holdings Corporation on Forms S-8 and Registration Statement No. 333-112747 of U.S.I. Holdings Corporation on Form S-3 of our report dated March 4, 2004, included in this Annual Report on Form 10-K of U.S.I. Holdings for the year ended December 31, 2003.

/s/    DELOITTE & TOUCHE LLP

New York, New York

March 11, 2004